KEP PARTICIPANTS

BREITBURN ENERGY PARTNERS LP
AMENDED AND RESTATED INCENTIVE BONUS AWARD AGREEMENT
Pursuant to this Amended and Restated Incentive Bonus Award Agreement, dated as of September 16, 2016 (the “Agreement”), Breitburn GP LLC (the “Company”), as the general partner of Breitburn Energy Partners LP, a Delaware limited partnership (the “Partnership”), hereby grants to the individual set forth on Exhibit A hereto (the “Participant”) the following award of an incentive bonus (the “Award”), pursuant and subject to the terms and conditions of this Agreement. Except as otherwise expressly provided herein, this Agreement amends and restates that certain Incentive Bonus Award Agreement dated May 11, 2016 between the Company and the Participant (the “Original Agreement”). Except as otherwise expressly provided herein, all capitalized terms used in this Agreement, but not defined, shall have the meanings provided in the Partnership’s First Amended and Restated 2006 Long-Term Incentive Plan (the “Plan”). Certain other capitalized terms used herein are defined in Section 13 below. For the avoidance of doubt, the Award is neither granted under, nor subject to the terms of, the Plan.
GRANT NOTICE
Subject to the terms and conditions of this Agreement, the principal features of this Award are as follows:
Minimum, Target, Maximum Annual Cash Award; Grant Date: Each of the Minimum Annual Cash Award, Target Annual Cash Award, Maximum Annual Cash Award and Grant Date of the Award are set forth on Exhibit A hereto.
Earned Award; Vesting of Award: The portion of the Award earned (if any) shall be determined in accordance with Exhibit A hereto (the portion of the Award so earned, if any, the “Earned Award”). The Earned Award (if any) shall become vested and non-forfeitable as of December 31, 2016 (the “Vesting Date”), subject to the Participant’s continued service as an Employee through such date. In addition, the Award shall be subject to accelerated vesting as set forth in Section 3 of the Terms and Conditions of Incentive Bonus below and to the “Repayment” provision set forth below in the Grant Notice.
Payment: Any Earned Award shall be paid to the Participant in cash, less any applicable tax withholdings, within forty-five (45) days following the December 31, 2016 Vesting Date (with the exact date of payment determined by the Company in its sole discretion). Notwithstanding the foregoing, and without regard to whether any such portion of the Award has become an Earned Award, for each of the first three calendar quarters of 2016, subject to the Participant’s continued service as an Employee through the last day of each such quarter (or, in the case of the first calendar quarter, May 11, 2016), the Company shall pay to the Participant, as an advance against the Earned Award, a lump-sum cash amount equal to twenty-five percent (25%) of (i) with respect to the third calendar quarter of 2016, the Target Annual Cash Award set forth on Exhibit A to this Grant Notice, or (ii) with respect to the first and second quarters of 2016, the Target Annual Cash Award set forth on Exhibit A to the Original Agreement (each such quarterly advance, an “Advance

Payment”); provided, that the Company may, in its sole and absolute discretion, increase or decrease the amount of any Advance Payment by up to ten percent (10%) of the Advance Payment. The final day of each of the first three calendar quarters of 2016 (or, in the case of the first calendar quarter, May 11, 2016) shall be deemed the “Vesting Date” for any Advance Payment of the Award. The Advance Payments for the first and second quarters of 2016 have been previously made and receipt is hereby acknowledged. The Advance Payment (as so increased or decreased) with respect to the third quarter of 2016 shall be paid to the Participant in cash, less any applicable tax withholdings, within forty-five (45) days following the applicable quarterly Vesting Date (with the exact date of payment determined by the Company in its sole discretion).Each Advance Payment shall reduce, on a dollar-for-dollar basis, the amount of the Earned Award ultimately paid to the Participant (but not below zero).
Termination of Award: Except as set forth in Section 3 of the Terms and Conditions of Incentive Bonus below, if the applicable Vesting Date has not occurred with respect to any portion of the Award prior to or in connection with the Participant’s Termination of Service for any reason, such portion of the Award shall automatically be forfeited by the Participant upon such Termination of Service without further action and without payment of consideration therefor. In addition, in the event that any portion of the Award fails to become an Earned Award by reason of the failure to satisfy the applicable performance metric(s) set forth on Exhibit A hereto, such portion of the Award that fails to become an Earned Award (other than any Advance Payments previously made to the Participant) shall thereupon automatically be forfeited by the Participant without further action and without payment of consideration therefor.
Repayment: In the event of the Participant’s Termination of Service (i) due to the Participant’s retirement or voluntary resignation other than for Good Reason or (ii) by the Employer for Cause, in each case, prior to April 15, 2017, the Participant shall, within ten business days following the Termination of Service, repay to the Company any portion of the Award (including any Advance Payment(s)) that had been paid to the Participant prior to such Termination of Service, net of any taxes paid by the Participant in respect of such portion of the Award (for the avoidance of doubt, such payment shall be required notwithstanding the occurrence of a Vesting Date with respect to any such portion of the Award).
Adjustment: Notwithstanding anything herein to the contrary, in the event that the Company determines, in its sole discretion, that an adjustment to any of the terms or conditions set forth on Exhibit A hereto is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available pursuant to this Agreement, the Company may make equitable adjustments, if any, to any of the terms or conditions set forth on Exhibit A hereto. The Company may make such adjustments at any time, and all such adjustments shall be final, conclusive and binding upon all persons, including, but not limited to, the Company, the Employer, any of their respective Affiliates, the Participant and any beneficiary of the Participant.

TERMS AND CONDITIONS OF INCENTIVE BONUS
1.Cancellation of Incentive Bonus Award.  The Participant hereby acknowledges and reaffirms that, as a material inducement to the Company to enter into the Original Agreement and this Agreement, and as a condition to the Participant’s eligibility to receive the Award hereunder, effective as of the May 11, 2016, the incentive bonus award granted to the Participant pursuant to that certain Incentive Bonus Award Agreement, dated as of January 28, 2016, between the Company and the Participant was cancelled and terminated, and the Participant hereby acknowledges and agrees that, as of May 11, 2016, the Participant had, and the Participant currently has, no further right, claim, entitlement or interest in or to such incentive bonus award.
2.Grant. The Company hereby grants to the Participant, as of the Grant Date, an incentive bonus Award in the amounts set forth on Exhibit A hereto, subject to all of the terms and conditions contained in this Agreement; provided, that, with respect to any Advance Payment in respect of the first and second quarters of 2016, such Advance Payments shall continue to be subject to the terms and conditions set forth on Exhibit A to the Original Agreement.
3.Vesting and Termination. The Earned Award shall vest and be paid to the Participant in accordance with the Grant Notice above, provided, that, upon the first to occur of (i) the Participant’s Termination of Service by the Employer without Cause, by the Participant for Good Reason or due to the Participant’s death or Disability, (ii) a Change of Control or (iii) the effective date of a plan of reorganization of the Company, the Partnership or the Employer in a case under Chapter 11 of the Bankruptcy Code, in each case prior to December 31, 2016, any portion of the Target Cash Award set forth on Exhibit A that is then unpaid and outstanding shall become an Earned Award and vest in full (and, for the avoidance of doubt, no portion of the Maximum Award set forth on Exhibit A shall be deemed earned or vested). The date of any event described in clause (i), (ii) or (iii) of the preceding sentence shall be deemed the “Vesting Date” for any portion of the Target Cash Award that becomes an Earned Award and vests in connection therewith as provided in this Section 3. Except as set forth in this Section 3, no portion of the Award that has not become vested at the date of the Participant’s Termination of Service shall thereafter become vested and/or payable.
4.Non-Transferability. The Award may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Award nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
5.No Effect on Employment. Nothing in this Agreement shall confer upon the Participant any right to serve or continue to serve as an Employee, Director or Consultant.
6.Withholding; Tax Consultation. The Employer or the Company may withhold from any amount payable under this Agreement or otherwise with respect to the Award such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

None of the Company or its Affiliates has made any warranty or representation to the Participant with respect to the income tax consequences of the issuance of the Award or the transactions contemplated by this Agreement, and the Participant is in no manner relying on such entities or their representatives for an assessment of such tax consequences. The Participant understands that the Participant may suffer adverse tax consequences in connection with the Award granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that the Participant deems advisable in connection with the Award and that the Participant is not relying on the Company or any of its Affiliates for tax advice.
7.Severability. If any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.
8.Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Company, provided that no change shall materially reduce the rights or benefits of the Participant with respect to the Award without the consent of the Participant. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.
9.Determinations Binding. All determinations, interpretations, and other decisions under or with respect to this Award shall be within the sole discretion of the Company, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, the Partnership, any Affiliate, the Participant, and any beneficiary of the Award.
10.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer contained herein, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.
11.Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
12.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
13.Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement (“Section 409A”). To the extent that the Company determines that any portion of the Award may be or become subject to Section 409A, the Company may amend this Agreement in a manner intended to comply with the requirements of Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A; provided, however, that nothing in this Agreement shall create any obligation on the part of the Company to adopt any such amendment or take any such other action or any liability for doing so or failure to do so. Notwithstanding anything to the contrary in this Agreement, no amounts payable under this Agreement shall be paid to the Participant prior to the expiration of the six-month period following the Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i)) to the extent that the Company determines that paying such amounts prior to the expiration of such six-month period would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six-month period (or such earlier date upon which such amounts can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), such amounts shall be paid to the Participant.
14.Entire Agreement. The Participant and the Company agree that this Agreement, and the portions of the Original Agreement expressly incorporated herein, set forth the entire agreement between the Participant and the Company regarding the subject matter referenced herein and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matters, including without limitation the Original Agreement (except as expressly incorporated herein).
15.Definitions. For purposes of this Agreement, when capitalized herein, the terms below shall have the following meanings:
“Cause” means (i) any material failure or neglect by the Participant to perform his or her duties or responsibilities to the Employer; (ii) any act of fraud, embezzlement, theft, misappropriation or dishonesty by the Participant relating to the Employer or its business or assets; (iii) the Participant’s commission of a felony or other crime involving moral turpitude; (iv) any gross negligence or intentional misconduct on the part of the Participant in the conduct of his duties and responsibilities with the Employer or which adversely affects the image, reputation or business of the Employer or its affiliates; or (v) any material breach by the Participant of any written agreement between the Employer and the Participant.
“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:
(i)    any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company, shall become the beneficial owner, directly or indirectly, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests or of a controlling interest in Breitburn Management Company LLC, the Company or the Partnership;
(ii)    the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership;
(iii)    the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company;

(iv)    a transaction resulting in a Person other than the Company or an Affiliate of the Company being the general partner of the Partnership; or
(v)    any time at which individuals who, as of the Grant Date, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Partnership’s unitholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as the result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.
“Disability” means a condition that entitles the Participant to receive benefits under an applicable Employer long-term disability insurance plan, or, if the Participant is not covered by such a plan, a condition that would entitle the Participant to such benefits had the Participant been covered under such a plan.
“Employer” means Breitburn Management Company LLC or a successor employer.
“Good Reason” means a relocation by the Employer of the Participant’s principal place of employment, without the Participant’s consent, in excess of 50 miles from the Participant’s principal place of employment as of the Grant Date. Notwithstanding the foregoing, the Participant shall not have Good Reason to terminate the Participant’s employment on such basis unless the event giving rise to Good Reason is not fully remedied within 30 days after receipt by the Company of a written notice from the Participant of such event, which written notice must be provided within 90 days of the initial occurrence of such event, and the Participant must resign from employment, if at all, no later than 90 days following the Company’s failure to remedy such event.
“Termination of Service” means a termination of the Participant’s service as an Employee.
[Signature Page Follows]

The Participant’s signature below indicates the Participant’s agreement with and understanding that this Award is subject to all of the terms and conditions contained in this Agreement. The Participant further acknowledges that the Participant has read and understands this Agreement, which contains the specific terms and conditions of this Award. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under this Agreement or with respect to this Award.

PARTICIPANT

By: _______________________________________

Print Name: _______________________________

BREITBURN GP LLC

Name: Halbert S. Washburn
Title: Chief Executive Officer

KEP PARTICIPANTS

AMENDED AND RESTATED EXHIBIT A
INCENTIVE BONUS AWARD
Participant:    _____________________
Minimum Annual Cash Award:    $ ________
Target Annual Cash Award    :    $ ________
Maximum Annual Cash Award:    $ ________
Grant Date:    May 11, 2016
Calculating Award Payments: The Award will be earned 50% based on achievement of the 2016 Production Performance and 50% based on Lease Operating Expense (“LOE”) Performance metrics set forth below, as determined by the Company. For performance between the “Minimum” and “Target” levels and the “Target” and “Maximum” levels, the Earned Award in respect of each applicable performance metric will be determined using linear interpolation.

	Minimum	Target	Maximum
Performance Metrics
2016 Production Performance (MMBoe)	Less than 17.70	18.25	Greater than or equal to 18.80
2016 LOE Performance ($ in millions)	Greater than $319.2	$294.6	Less than $270.0

With respect to the Company’s 2016 fiscal year, the Company may, in its sole and absolute discretion, increase or decrease the amount of the “Earned Award” by up to ten percent (10%) of the Earned Award. Payment of the Earned Award shall be reduced (but not below zero) by the sum of all Advance Payments paid to the Participant with respect to the Company’s 2016 fiscal year, as set forth in the Grant Notice.